AMENDMENT NO. 2 TO

EXHIBIT A

OF THE INVESTMENT MANAGEMENT AGREEMENT

 THIS EXHIBIT to the Investment Management Agreement dated January 4, 2010 (the ?Agreement?) between DELAWARE GROUP EQUITY FUNDS V and DELAWARE MANAGEMENT COMPANY, a series of Delaware Management Business Trust (the ?Investment Manager?), amended as of the 30th day of June, 2016, lists the Funds for which the Investment Manager provides investment management services pursuant to this Agreement, along with the management fee rate schedule for each Fund and the date on which the Agreement became effective for each Fund.

Fund Name
Effective Date
Management Fee Schedule (as a percentage of average daily net assets)
Annual Rate
Delaware Small Cap Core Fund
January 4, 2010
0.75% on first $500 million
0.70% on next $500 million
0.65% on next $1.5 billion
0.60% on assets in excess of $2.5 billion
Delaware Small Cap Value Fund
January 7, 2010
0.75% on first $500 million
0.70% on next $500 million
0.65% on next $1.5 billion
0.60% on assets in excess of $2.5 billion
Delaware Wealth Builder Fund (formerly, Delaware Dividend Income Fund)
January 4, 2010
0.65% on first $500 million
0.60% on next $500 million
0.55% on next $1.5 billion
0.50% on assets in excess of $2.5 billion

DELAWARE MANAGEMENT COMPANY,
A series of Delaware Management Business Trust

DELAWARE GROUP EQUITY FUNDS V

By: /s/ David F. Connor
Name: David F. Connor
Title: Senior Vice President

By: /s/ Shawn K. Lytle
Name: Shawn K. Lytle
Title: President and Chief Executive Officer

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